                                                                  EXHIBIT 10.5.1





                          LOAN AND SECURITY AGREEMENT


                                  DATED AS OF


                               DECEMBER 31, 1996


                                    BETWEEN


                                CA SHORT COMPANY


                                      AND


                          THE HUNTINGTON NATIONAL BANK





Porter, Wright, Morris & Arthur
41 South High Street
Columbus, Ohio 43215

                               TABLE OF CONTENTS


SECTION           HEADING                                                                                      PAGE #
   1       The Loans ..........................................................................................   1
           1.1      The Revolving Loan and Borrowing Base .....................................................   1
           1.2      Letters of Credit .........................................................................   1
           1.3      Pending Defaults ..........................................................................   2

   2       Eligibility ........................................................................................   3
           2.1      Eligible Accounts .........................................................................   3
           2.2      Eligible Inventory ........................................................................   4
           2.3      Eligible Real Estate ......................................................................   4

   3       Terms and Uses of Loan .............................................................................   4
           3.1      Interest Rates and Fees ...................................................................   4
           3.2      Terms and Advances ........................................................................   5
           3.3      Costs and Expenses ........................................................................   5
           3.4      Use of Proceeds ...........................................................................   5
           3.5      Amendment and Restatement .................................................................   5
           3.6      Increased Capital .........................................................................   6
           3.7      Maximum Charges ...........................................................................   6

   4       Security Agreement .................................................................................   6
           4.1      Grant of Security Interest ................................................................   6
           4.2      Representations and Covenants Regarding the Collateral ....................................   8
           4.3      Lockbox and Collection of Accounts ........................................................   8
           4.4      Cash Collection Account ...................................................................   8
           4.5      Application of Proceeds from Collection of Accounts; Setoff;
                    Government Accounts; Perfection; Lien Notation ............................................   9
           4.6      Collateral Insurance ......................................................................   9
           4.7      Books and Records .........................................................................  10
           4.8      Collateral Administration .................................................................  10
           4.9      Preservation and Disposition of Collateral ................................................  11
           4.10     Extensions and Compromises ................................................................  11
           4.11     Financing Statements ......................................................................  11
           4.12     Bank's Appointment as Attorney-in-Fact ....................................................  11
           4.13     Remedies on Default .......................................................................  12

   5       Warranties and Representations .....................................................................  13
           5.1      Corporate Organization and Authority ......................................................  13
           5.2      Borrowing is Legal and Authorized .........................................................  14

           5.3      Taxes .....................................................................................  14
           5.4      Capital Structure .........................................................................  14
           5.5      Compliance with Law .......................................................................  14
           5.6      Financial Statements; Full Disclosure .....................................................  14
           5.7      Litigation: Adverse Effects ...............................................................  15
           5.8      No Insolvency .............................................................................  15
           5.9      Government Consent ........................................................................  16
           5.10     Title to Properties .......................................................................  16
           5.11     No Defaults ...............................................................................  16
           5.12     Environmental Protection ..................................................................  16
           5.13     Regarding the Accounts and Inventory ......................................................  17

   6       Borrower Business Covenants ........................................................................  17
           6.1      Payment of Taxes and Claims ...............................................................  17
           6.2      Maintenance of Properties and Corporate Existence .........................................  18
           6.3      Sale of Assets, Merger, Subsidiaries, Tradenames, Conduct of
                    Business ..................................................................................  18
           6.4      Negative Pledge ...........................................................................  18
           6.5      Other Borrowings and Contingent Liabilities ...............................................  19
           6.6      Sale of Accounts; No Consignment ..........................................................  19
           6.7      Minimum Security ..........................................................................  19
           6.8      Management ................................................................................  19
           6.9      Acquisition of Capital Stock ..............................................................  20
           6.10     Cash Dividends and Other Distributions ....................................................  20
           6.11     Transactions With Affiliates ..............................................................  20
           6.12     Adjusted Tangible Net Worth ...............................................................  20
           6.13     Minimum Pretax Operating Profit or Maximum Pretax Operating
                    Loss ......................................................................................  21
           6.14     Capital Expenditures ......................................................................  21
           6.15     Loan and Advances .........................................................................  21
           6.16     Operating Lease Rentals ...................................................................  22
           6.17     Environmental Compliance and Indemnification ..............................................  22
           6.18     Maintenance of Accounts ...................................................................  22
           6.19     Other Covenants ...........................................................................  22

   7       Financial Information and Reporting ................................................................  22

   8       Default ............................................................................................  24
           8.1      Events of Default .........................................................................  24
           8.2      Default Remedies ..........................................................................  25

   9       Miscellaneous ......................................................................................  25
           9.1      Notices  ..................................................................................  25

           9.2      Access to Accountants .....................................................................  26
           9.3      Reproduction of Documents .................................................................  26
           9.4      Survival, Successors and Assigns ..........................................................  26
           9.5      Amendment and Waiver, Duplicate Originals .................................................  26
           9.6      Accounting Treatment and Fiscal Year ......................................................  27
           9.7      Enforceability and Governing Law ..........................................................  27
           9.8      Confidentiality ...........................................................................  27
           9.9      Waiver of Right to Trial by Jury ..........................................................  27
           9.10     Advertising ...............................................................................  28
           9.11     No Consequential Damages ..................................................................  28
           9.12     Indemnity .................................................................................  28
           9.13     Conditions Precedent  .....................................................................  28
           9.14     Conditions Precedent to Subsequent Money Advances .........................................  29

   10      Definitions ........................................................................................  29
           10.1     Index of Definitions ......................................................................  29
           10.2     Uniform Commercial Code Terms .............................................................  31
           10.3     Accounting Terms ..........................................................................  32
           10.4     Other Definitional Provisions .............................................................  32

Exhibits

                 Exhibit A-1      - Revolving Note
                 Exhibit A-2      - Reimbursement Agreement
                 Exhibit B        - Schedule of Permitted Encumbrances
                 Exhibit C        - Schedule of Business Locations
                 Exhibit D        - Capital Structure
                 Exhibit E        - Litigation Disclosure
                 Exhibit F        - Conditions Precedent to Initial Disbursement

                          LOAN AND SECURITY AGREEMENT


         This Loan and Security Agreement (this "Agreement") is entered into at Columbus, Ohio, between The Huntington National Bank (the "Bank") and CA Short Company (the "Borrower") as of the 31st day of December, 1996.


1        The Loans.  The Bank, subject to the terms and conditions hereof, will extend credit to the Borrower up to the aggregate principal sum of $4,500,000.00, which will include extensions of credit for commercial letters of credit up to the maximum aggregate stated value outstanding of $100,000.00 (the "Letters of Credit") (collectively the "Loan").

1.1 The Revolving Loan and Borrowing Base. The Loan shall be comprised of a revolving credit facility under which the Bank shall make, subject to the terms and conditions hereof, loans and advances on a revolving basis up to the principal sum of $4,500,000.00 (the "Revolving Loan"). The principal balance of the Revolving Loan plus the aggregate stated value of all issued and outstanding Letters of Credit shall not exceed an amount equal to the sum of
(i) the lesser of up to 60% of Eligible Inventory or the Inventory Cap, plus
(ii) up to 80% of Eligible Accounts, plus (iii) up to 75% of Eligible Real Estate (collectively the "Borrowing Base"). The Bank, in its sole discretion, reserves the right upon 30 days prior written notice to the Borrower to increase or decrease the foregoing percentages or the Inventory Cap.
"Inventory Cap" shall mean up to the sum of $3,500,000.00 for the months of January through and including May each calendar year and $6,500,000.00 for the months June through and including December of each calendar year.

1.2      Letters of Credit.

         (a) The Borrower may request the Bank to issue or cause the issuance of a Letter of Credit by delivering to the Bank, the Bank's standard form of Application and Agreement for Commercial Letter of Credit and/or reimbursement agreement (collectively the "Letter of Credit Application") completed to the satisfaction of the Bank, and, such other certificates, documents and other papers and information as the Bank may request.

         (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than (A) one year from issuance or (B) the stated maturity date of the Revolving Loan, whichever occurs first. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of Ohio.

         (c) In connection with the issuance of any Letter of Credit the Borrower shall indemnify, save and hold the Bank harmless from any loss, cost, expense or liability, including, without limitation, payments made by the Bank, and expenses and reasonable attorneys' fees incurred by the

Bank arising out of, or in connection with, any Letter of Credit to be issued or created for the Borrower. The Borrower shall be bound by the Bank's regulations and good faith interpretations of any Letter of Credit issued or created for the Borrower's account, although this interpretation differs from the Borrower's own, and, neither the Bank, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following the Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for the Bank's gross negligence or willful misconduct.

         (d) The Borrower shall authorize and direct the Bank with respect to each Letter of Credit to name the Borrower as the "Account Party" therein, shall deliver to the Bank all instruments, documents, and other writings and property pursuant to the Letter of Credit and shall accept and rely upon the Bank's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

         (e) In connection with all Letters of Credit issued or caused to be issued by the Bank under this Agreement, the Borrower hereby appoints the Bank, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse the Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign the Borrower's name on bills of lading; (iii) to clear inventory through the United States of America Customs Department ("Customs") in the name of Borrower or the Bank or the Bank's designee, and to sign and deliver to Customs officials powers of attorney in the name of the Borrower for such purpose; and (iv) to complete in the Borrower's name or in the Bank's name or in the name of the Bank's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither the Bank nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for the Bank's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable so long as any Letters of Credit remain outstanding.

         (f) The Borrower agrees to pay to the Bank its normal and customary issuing, servicing and amendment fees for each Letter of Credit.


1.3 Pending Defaults. The Bank shall have no obligation to advance or readvance any sums pursuant to the Revolving Loan or issue any Letters of Credit at any time when a set of facts or circumstances exists, which, by itself, upon the giving of notice, the lapse of time, or any one or more of the foregoing would constitute an Event of Default under this Agreement (a "Pending Default").

2        Eligibility.

2.1 Eligible Accounts. The term "Eligible Accounts" means the portion of the Borrower's accounts that the Bank determines from time to time, based on credit policies, market conditions, the Borrower's business and other criteria, is eligible for use in calculating the Borrowing Base. Without limiting the Bank's right to determine which accounts are Eligible Accounts, no account will be an Eligible Account in calculating the Borrowing Base, unless, at a minimum, such account is unconditionally due and owing to the Borrower from a party (the "Account Debtor") that meets the qualifications stated herein, conforms to the warranties regarding the Accounts contained in this Agreement, and meets all the following requirements until it is collected in full: (a) the account is due and payable (in U.S. dollars), exclusive of sales or other taxes, and not more than 90 have elapsed from the original invoice therefor, or if a special dating program has been approved in writing by the Bank, the account is due and payable on a date permitted by the terms of such dating program and is not past-due; (b) the account arises from the completed performance of a sale of goods and/or related services, does not constitute a progress billing or advance billing, and, if involving a sale of goods, all such goods have been lawfully shipped and invoiced to the Account Debtor, and if requested by the Bank, copies of all invoices, together with all shipping documents and delivery receipts evidencing such shipment have been delivered to the Bank; (c) the account does not arise from a contract with any government or agency thereof;
(d) the account is not subject to any prior assignment, claim, lien, or security interest, or subject to any levy or setoff; (e) the account is not subject to any credit, contra account, allowance, adjustment, return of goods, or discount (collectively a "Contra"), provided, however, that unless the Account Debtor has asserted a Contra, if the amount of the account exceeds the amount of the Contra, such excess shall be considered for eligibility if such excess meets all other requirements of this Section 2.1; (f) the account does not arise from an Affiliate; (g) the account does not, when added to all other accounts of the Account Debtor with the Borrower, produce an aggregate indebtedness from the Account Debtor of more than 20% of the total of all the Borrower's Eligible Accounts; (h) the Account Debtor is not subject to bankruptcy, receivership or similar proceedings or is not insolvent; (i) the account is not evidenced by any chattel paper, promissory note, payment instrument or written agreement; (j) the account does not arise from an Account Debtor whose mailing address or executive office is located outside the United States or one of the Canadian Provinces other than Quebec unless the payment for such account is assured by an irrevocable letter of credit, such letter of credit is from a financial institution acceptable to the Bank, the same has been assigned to the Bank and the original has been delivered to the Bank or the same has been confirmed by a financial institution acceptable to the Bank and is in form and substance acceptable to the Bank, payable in the full amount of the account in United States dollars at a place of payment located within the United States; (k) the account does not arise from an Account Debtor to whom goods are shipped on a "cash on delivery" or C.O.D. basis; (l) the account does not arise from an Account Debtor, having 50% or more of its accounts with the Borrower (in dollar value or in number of accounts) not Eligible Accounts pursuant to this Section 2.1; and (m) the Bank has not notified the Borrower that the account or the Account Debtor is unsatisfactory or unacceptable (although the Bank reserves the right to do so in its sole discretion at any time).

2.2 Eligible Inventory. The term "Eligible Inventory" means that portion of the Borrower's inventory on which the Bank has a first and exclusive perfected security interest and that the Bank determines from time to time, based on credit policies, market conditions, the Borrower's business and other matters, is eligible for use in calculating the Borrowing Base. For purposes of determining the Borrowing Base, Eligible Inventory (unless the Bank agrees otherwise in writing) shall not include work in process, slow-moving, obsolete or discontinued inventory, supply items, packaging, or the freight portion of raw materials, inventory in the control of a third person for processing, storage or any other reason, inventory located outside the United States, inventory for which the Borrower has not obtained a landlord's waiver in favor of the Bank, consigned inventory, or inventory in transit, and all inventory shall be valued at the lesser of cost (on a FIFO basis) or market.

2.3 Eligible Real Estate. The term "Eligible Real Estate" shall mean that portion of the Borrower's real property consisting of office and warehouse facilities, upon which the Bank shall have a first mortgage or deed of trust that the Bank determines in good faith from time to time, based upon, among other items, (a) market conditions, (b) the Bank's analysis of (i) current MAI appraisals satisfactory to the Bank reflecting sufficient value, (ii) current surveys complying with the Bank's survey standards reflecting the absence of encroachments, access limitations or other survey defects, and reflecting that such real property does not lie within a flood hazard area, (iii) 1970 Form ALTA title insurance complying with the Bank's title standards and reflecting the absence of any encumbrances, easements not acceptable to the Bank, or title defects, (iv) current environmental surveys reflecting the absence of environmental concerns, (v) surveys or other reports demonstrating that such property does not contain any areas that may constitute wetlands (as defined in 40 C.F.R. Section 122.2 and 33 C.F.R. Section 328.3) and that there has been no unpermitted filling of wetlands at such mortgaged property, (vi) such real property is zoned or will be rezoned for the development planned by the Borrower, and (vii) reports demonstrating appropriate assurances of availability of necessary utilities in adequate capacities, (viii) the Bank is named loss payee, mortgagee and additional insured and (c) the Bank's evaluation of other real estate requirements, is eligible for use in calculating the Borrowing Base. In the absence of updated evidence of the items set forth in clauses (b)(i) through (viii) above, the Borrower's Eligible Real Estate shall be valued at $2,500,000.00.


3        Terms and Uses of Loan.

3.1 Interest Rates and Fees. The Borrower agrees to pay the Bank (a) each month interest on the unpaid balance of the Loan at the rates of interest set forth in the note or notes evidencing the Loan; (b) no later than the execution of this Agreement, an arrangement fee of $5,000.00; and (c) each quarter, a fee in respect of the Revolving Loan equal to 1/2 of 1% per annum of the difference, if any, between (i) $4,500,000.00 and (ii) the daily principal balance of the Revolving Loan during any full or partial calendar quarter the Revolving Loan is in effect, payable quarterly in arrears, beginning on the first day of April, 1997, and continuing on the first day of each July, October, January and April during the time the Revolving Loan is in effect.

3.2 Terms and Advances. The Loan shall be evidenced by a note and/or reimbursement agreement or by one or more notes and reimbursement agreements subsequently executed in substitution therefor, each in substantially the form set forth in Exhibit A-1 and A-2 attached hereto. Repayment of the Loan shall be made in accordance with the terms of the promissory notes and reimbursement agreements then outstanding pursuant to this Agreement.

3.3 Costs and Expenses. The Borrower further agrees to pay service charges, analysis fees, audit fees in the amount of $500.00 per day per auditor for each audit, plus out-of-pocket expenses, and all costs and expenses incidental to or in connection with the Loan or any service provided by the Bank, the enforcement of the Bank's rights in connection therewith, any amendment or modification of this Agreement or any other loan documents, any sale or attempted sale of any interest herein to a participant or co-lender, any litigation, contest, dispute, proceeding or action in any way relating to the Collateral or to this Agreement, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment. Such costs shall include, but not be limited to, fees and out-of-pocket expenses of the Bank's counsel, recording fees, inspection fees, revenue stamps and note and mortgage taxes.

3.4 Use of Proceeds. The net proceeds of the Loan will be used to restate in full all of the Borrower's existing indebtedness to the Bank, to provide for working capital requirements of the Borrower and for any other lawful business purpose in the Borrower's business. None of the transactions contemplated in the Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase any "margin security" within the meaning of said Regulation U. None of the proceeds of the Loan will be used to purchase or refinance any borrowing, the proceeds of which were used to purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

3.5 Amendment and Restatement. The indebtedness and obligations evidenced by this Agreement and all instruments, agreements, and documents executed in connection herewith constitute an amendment, renewal, and restatement of all indebtedness and obligations of the Borrower evidenced by the prior loan agreements, promissory notes, and related loan documents (the "Prior Loan Documents") and shall remain in full force and effect except to extent modified by this Agreement and by the notes and other documents executed in connection herewith. All Uniform Commercial Code financing statements, fixtures filings, and all security agreements and/or collateral assignments executed and delivered to the Bank in connection with the Prior Loan Documents shall remain in full force and effect in all respects as if the indebtedness and obligations secured and perfected with respect to such Uniform Commercial Code financing statements, security agreements and collateral assignments had been payable originally as provided by this Agreement and by the instruments, agreements and documents executed in connection herewith. If any inconsistency exists between this Agreement and the original Loan Agreement, the terms of this Agreement shall prevail. Nothing contained in this Agreement or in any security agreement, assignment, collateral assignment, mortgage or other document or instrument executed contemporaneously herewith shall be deemed to satisfy or discharge the indebtedness evidenced by the Prior Loan Documents (this being an amendment and restatement only) or terminate the security interests, assignments, mortgages, financing statements, fixture filings, or other documents or instruments previously executed and delivered granted to the Bank prior to the date hereof.

3.6      Increased Capital.  If after the date hereof the Bank determines that
(i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising jurisdiction, power or control over the Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (ii) the amount of such capital is increased by or based upon (A) the making or maintenance by the Bank of any of the Loan, any participation in or obligation to participate in the Loan, Letters of Credit or other advances made hereunder or the existence of any obligation to make the Loan or (B) the issuance or maintenance by the Bank of, or the existence of the Bank's obligation to issue, Letters of Credit, then, in any such case, upon written demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand with detailed calculations. Such statement shall be conclusive and binding for all purposes, absent manifest error.

3.7 Maximum Charges. In no event whatsoever shall the interest rate and other charges hereunder exceed the highest rate permission under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event the court determines that the Bank has received interest or other charges hereunder in excess of the highest rate applicable hereto, the Bank shall promptly refund such excess amount to the Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8 Transaction Validity Agreement. S. Robert Davis shall execute and deliver to the Bank a Transaction Validity Agreement in form acceptable to the Bank dated of even date herewith in connection with the distribution by Pages, Inc. of the outstanding shares of common stock of the Borrower to the shareholders of the Parent's common stock.

4        Security Agreement.

4.1 Grant of Security Interest. The Borrower hereby grants, pledges, conveys and assigns to the Bank continuing security interests in the following property, whether the Borrower's interest therein be as owner, co-owner, lessee, consignee, secured party or otherwise, and whether the same be now owned or existing or hereafter arising or acquired, and wherever located, together with all substitutions, replacements, additions and accessions therefor or thereto, all documents, negotiable documents, documents of title, warehouse receipts, storage receipts, dock receipts, dock warrants, express bills, freight bills, airbills, bills of lading, and other documents relating thereto, all products thereof and all cash and non-cash proceeds thereof including, but not limited to, notes, drafts, checks, instruments, insurance proceeds, indemnity proceeds, warranty and guaranty proceeds (herein the "Proceeds"): (a) all inventory including, but not limited to, all goods, merchandise and other personal property furnished under any contract of service or intended for sale or lease, all parts, supplies, raw materials, work in process, finished goods, materials used or consumed, and repossessed and returned goods (herein the "Inventory"); (b) all accounts, accounts receivable, contract rights, chattel paper, general intangibles, income or other tax refunds, preference recoveries and all claims in respect of any transfers of any kind, instruments, negotiable documents, notes, drafts, acceptances and other forms of obligations, all books, records, ledger cards, computer programs, and other documents or property, including without limitation such items which are evidencing or relating to the accounts and inventory and including, but not limited to, any of the foregoing arising from or in connection with the sale, lease or other disposition of Inventory (herein the "Accounts"); (c) all machinery, equipment, tools, dies, molds, rolling stock, furniture, furnishings and fixtures including, but not limited to, all manufacturing, fabricating, processing, transporting and packaging equipment, power systems, heating, cooling and ventilating systems, lighting and communications systems, electric, gas and water distribution systems, food service systems, fire prevention, alarm and security systems, laundry systems and computing and data processing systems (herein the "Equipment"); (d) all trade names, trademarks, trade secrets, service marks, data bases, software and software systems, including the source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises (herein the "Intellectual Property"); and (e) all deposit accounts, whether general, special, time, demand, provisional, or final, all cash or monies wherever located, any and all deposits or other sums at any time due to Borrower, any and all policies or certificates of insurance, stock, securities, investment property, securities accounts, goods, choses in action, cash and property, which now or hereafter are at any time in the possession or control of the Bank or in transit by mail or carrier to or from the Bank, or in the possession of any third party acting in the Bank's behalf, without regard to whether the Bank received the same in pledge for safekeeping, as agent for collection or transmission or otherwise, or whether the Bank has conditionally released the same (herein the "Deposits") (all of the Accounts, the Inventory, the Equipment, the Intellectual Property, the Deposits and the Proceeds herein are collectively termed the "Collateral").

         The security interests hereby granted are to secure the prompt and full payment and complete performance of all Obligations to the Bank. The word "Obligations" means all indebtedness, debts and liabilities (including principal, interest, late charges, collection costs, attorneys' fees and the like) of the Borrower to the Bank, whether now existing or hereafter arising, either created by the Borrower alone or together with another or others, primary or secondary, secured or unsecured, absolute or contingent, liquidated or unliquidated, direct or indirect, whether evidenced by note, draft, application for letter of credit or otherwise, and any and all renewals of or substitutes therefor, including all indebtedness owed to the Bank in connection with the Loan.

         The continuing security interests granted hereby shall extend to all present and future Obligations, whether or not the Obligations are reduced or extinguished and thereafter increased or reincurred, whether or not the Obligations are related to the indebtedness identified above by class, type or kind and whether or not the Obligations are specifically contemplated as of the date hereof. The absence of any reference to this Agreement in any documents, instruments or agreements evidencing or relating to any Obligation secured hereby shall not limit or be construed to limit the scope or applicability of this Agreement.

4.2 Representations and Covenants Regarding the Collateral. The Borrower represents, warrants and covenants as follows: (a) except for the security interests granted hereby, any liens set forth in Exhibit B, and liens permitted by this Agreement, the Borrower is, or as to Collateral arising or to be acquired after the date hereof, shall be, the sole and exclusive owner of the Collateral, and the Collateral is and shall remain free from any and all liens, security interests, encumbrances, claims and interests, and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office; (b) shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral except the security interest granted hereby and any liens or encumbrances set forth in Exhibit B, and shall defend the right, title and interest of the Bank in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein; (c) shall maintain its principal place of business and chief executive office at the address set forth in paragraph 9.1 of this Agreement, and the records concerning the Collateral shall be kept at that address unless the Bank shall give its prior written consent otherwise; (d) shall keep the Collateral at the locations set forth in Exhibit C attached hereto and maintain no other place of business or place where Collateral is located, except as shown in Exhibit C attached hereto; (e) shall deliver to the Bank at least thirty (30) days prior to the occurrence of any of the following events, written notice of such impending events: (i) a change in the principal place of business or chief executive office; (ii) the opening or closing of any place of business; or (iii) a change in name, identity or corporate structure.

4.3 Lockbox and Collection of Accounts. Within 90 days after the date hereof, the Borrower shall cause all of its accounts to be collected through a lockbox arrangement with the Bank and shall execute a lockbox agreement in form and substance satisfactory to the Bank. Prior to the date of this Agreement, the Borrower shall notify all existing Account Debtors to remit payments to the address specified in such lockbox agreement, and all invoices rendered after the date hereof shall bear such address. The Bank at any time may notify Account Debtors on any Collateral that the Collateral has been assigned to the Bank and shall be paid to the Bank through the lockbox or otherwise. Upon request of the Bank at any time, the Borrower agrees to notify such Account Debtors and indicate on all billings that the accounts are payable to the Bank.

4.4 Cash Collection Account. The collections through the lockbox arrangement shall be deposited into a cash collection account maintained with the Bank (the "Cash Collection Account"), over which the Bank alone shall have the power of withdrawal. If the Borrower makes collections on any of the Collateral, it shall hold in trust for the Bank the proceeds received from collections, and turn over all checks, drafts, cash and other remittances and proceeds to the Bank each business day in the exact form in which they are received, together with a collection report in form acceptable to the Bank. Said proceeds shall be deposited in the Cash Collection Account. The Bank in its discretion shall apply the whole or any part of the collected funds on deposit in the Cash Collection Account against the principal or interest of the Revolving Loan prior to the occurrence of a Pending Default or an Event of Default and thereafter to any other indebtedness or Obligations of the borrower to the Bank, and any portion of said funds on deposit in the Cash Collection Account which the Bank elects not to apply to the Obligations may be paid over and deposited by Bank to the Borrower's commercial account.

4.5 Application of Proceeds from Collection of Accounts; Setoff; Government Accounts; Perfection; Lien Notation. All amounts received by the Bank representing payment of Accounts or proceeds from the sale of Inventory or of the Collateral may be applied by the Bank to the payment of the Obligations in such order of preference as the Bank may determine. The Borrower also authorizes the Bank at any time, without notice, to appropriate and apply any balances, credits, deposits, accounts or money of the Borrower in the Bank's possession, custody or control to the payment of any of the Obligations whether or not the Obligations are due or matured. If any of the Accounts arise out of contracts with or orders from the United States or any department, agency or instrumentality thereof, the Borrower shall immediately (i) notify the Bank thereof in writing and (ii) execute any instrument and take any steps which the Bank deems necessary pursuant to the Federal Assignment of Claims Act of 1940, as amended (41 U.S.C. Section 15) in order that all money due and to become due under such contract or order shall be assigned to the Bank. The Borrower agrees to execute, deliver, file and record all such notices, affidavits, assignments, financing statements and other instruments as shall in the judgment of the Bank be necessary or desirable to evidence, validate and perfect the security interest of the Bank in the Accounts. If certificates of title are issued or outstanding with respect to any Inventory or Equipment, the Borrower will cause the interest of the Bank to be properly noted thereon at the Borrower's expense.

4.6 Collateral Insurance. The Borrower shall have and maintain insurance at all times with respect to all Inventory and Equipment insuring against risks of fire (including so-called extended coverage), explosion, theft, sprinkler leakage and such other casualties as the Bank may designate, containing such terms, in such form, for such amounts, for such periods and written by such companies as may be satisfactory to the Bank, and each such policy shall contain a clause or endorsement satisfactory to the Bank that names the Bank as additional insured and loss payee, as its interests may appear, that provides that no act, default or breach of warranty or condition of the insured or any other person shall affect the right of the Bank to recover under such policy or policies of insurance or to pay any premium in whole or in part relating thereto, and that provides for thirty (30) days' written minimum notice of cancellation or alteration to the Bank. The Borrower shall deliver to the Bank certified copies of all policies of insurance and evidence of the payment of all premiums therefor. The Borrower hereby irrevocably appoints the Bank (and any of the Bank's officers, employees or agents designated by the Bank) as attorney-in-fact in obtaining and cancelling such insurance and in making, settling and adjusting all claims under such policies of insurance, endorsing any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance; provided, however, that the Bank shall not exercise the power of attorney granted by this section until and unless (a) an Event of Default shall have occurred or (b) an event of loss shall have occurred and the Bank in good faith deems that the Borrower is not diligently pursuing its claims. In the event of failure to provide insurance as herein provided, the Bank may, at its option, provide such insurance, and the Borrower shall pay to the Bank, upon demand, the cost thereof. Should said sum not be paid to the Bank upon demand, interest shall accrue thereon from the date of demand until paid in full at the highest rate set forth in any document or instrument evidencing any of the Obligations.

4.7 Books and Records. The Borrower shall (a) at all times keep accurate and complete records of the Collateral in accordance with GAAP, including without limitation, a perpetual inventory and complete and accurate stock records, and at all reasonable times and from time to time, shall allow the Bank, by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records and to arrange for verification of the Collateral directly with Account Debtors or by other methods and to examine and inspect the Collateral wherever located, and (b) upon request of the Bank, provide the Bank with copies of agreements with, purchase orders from, and invoices to, the Account Debtors, and copies of all shipping documents, delivery receipts, and such other documentation and information relating to the Collateral as the Bank may require.

4.8 Collateral Administration. The Borrower (a) shall promptly perform, on request of the Bank, such acts as the Bank may determine to be necessary or advisable to create, perfect, maintain, preserve, protect and continue the perfection of any lien and security interest provided for in this Agreement or otherwise to carry out the intent of this Agreement, including, without limitation, (i) obtaining waivers or other similar documents reasonably necessary to permit the enforcement of the remedies of the Bank hereunder, (ii) delivering to the Bank warehouse receipts covering any portion of the Inventory located in warehouses and for which warehouse receipts are issued, (iii) transferring Inventory to warehouses designated by the Bank or leasing warehouses containing the Inventory to the Bank or its designee, (iv) delivering to the Bank copies, and originals upon the Bank's request, of all letters of credit on which the Borrower is named beneficiary, and (v) if any Inventory is at any time in the possession or control of a warehouseman, bailee or any agent, notifying such person of the Bank's lien and security interest in the Collateral and, upon the Bank's request, instructing such persons to hold all Collateral for the Bank's account subject to the Bank's instruction; (b) shall not (i) extend, amend or otherwise modify the terms of any Account, (ii) amend, modify or waive any term or condition of any contractual obligation related thereto or (iii) redate any invoice or sale or make sales on extended dating beyond that customary in the Borrower's industry; provided, however, that the Borrower may extend, amend or otherwise modify the terms of any Account in the ordinary course of business, if such extension, amendment, modification or waiver does not cause an Account to become or otherwise remain (but for such action) an Eligible Account; and (c) if there are any disputes with any of the Accounts, will notify the Bank promptly and resolve or settle such dispute at no expense or detriment to the Bank.

4.9 Preservation and Disposition of Collateral. The Borrower shall (a) obtain, prior to the placement of any Collateral in or upon any leased or mortgaged real property, a waiver from the lessor and/or the mortgagee, as the case may be, with respect to the rights (whether present or future) of the lessor or mortgagee with respect to that Collateral; (b) advise the Bank promptly, in writing and in reasonable detail, (i) of any material encumbrance or claim asserted against any of the Collateral; (ii) of any material change in the composition of the Collateral; and (iii) of the occurrence of any other event that would have a material adverse effect upon the aggregate value of the Collateral or upon the security interest of the Bank; (c) not sell or otherwise dispose of the Collateral, except for the Inventory as otherwise permitted by this Agreement; (d) keep the Collateral in good condition and shall not misuse, abuse, secrete, waste or destroy any of the same; and (e) not use the Collateral in violation of any statute, ordinance, regulation, rule, decree or order; (f) not permit to become liens or encumbrances any taxes, assessments, charges or levies upon the Accounts or the Inventory or in respect to the income or profits therefrom. At its option, the Bank may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. The Borrower agrees to reimburse the Bank upon demand for any payment made or any expense incurred (including reasonable attorneys' fees) by the Bank pursuant to the foregoing authorization. Should said sum not be paid to the Bank upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the highest rate set forth in any document or instrument evidencing any of the Obligations.

4.10 Extensions and Compromises. With respect to any Collateral, the Borrower assents to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and to the settlement, compromise or adjustment thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of Collateral or any income therefrom, nor as to the preservation of rights against prior parties, nor as to the preservation of any right pertaining thereto, beyond the safe custody of Collateral in the possession of the Bank.

4.11 Financing Statements. At the request of the Bank, the Borrower shall join with the Bank in executing, delivering and filing one or more financing statements in a form satisfactory to the Bank and shall pay the cost of filing the same in all public offices wherever filing is deemed by the Bank to be necessary or desirable. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

4.12 Bank's Appointment as Attorney-in-Fact. The Borrower hereby irrevocably constitutes and appoints the Bank and any officer or agent thereof, with full power of substitution, as the Borrower's true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in the Bank's own name, from time to time in the Bank's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby grants to the Bank the power and right, on behalf of the Borrower, without notice to or assent: (a) to execute, file and record all such financing statements, certificates of title and other certificates of registration and operation and similar documents and instruments as the Bank may deem necessary or desirable to protect, perfect and validate the Bank's security interest in the Collateral; (b) to receive, collect, take, indorse, sign, and deliver in the Borrower's or the Bank's name, any and all checks, notes, drafts, or other documents or instruments relating to the Collateral; and (c) upon the occurrence of an Event of Default, (i) to notify postal authorities to change the address for delivery of the Borrower's mail to an address designated by the Bank, (ii) to open such mail delivered to the designated address, (iii) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action or proceeding brought with respect to any Collateral; (vi) to negotiate, settle, compromise or adjust any account, suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Bank may deem appropriate; and (vii) generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Bank were the absolute owner thereof for all purposes, and to do, at the Bank's option, at any time or from time to time, all acts and things which the Bank deems necessary to protect, preserve or realize upon the Collateral and the Bank's security interest therein, in order to effect the intent of this Agreement.

         The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. The powers conferred upon the Bank hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon the Bank to exercise any such powers. The Bank shall be accountable only for amounts that the Bank actually receives as a result of the exercise of such powers and neither the Bank nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for the Bank's own gross negligence or willful misconduct, as determined by a final non-appealable judgment by a court of competent jurisdiction.

4.13 Remedies on Default. Upon the occurrence of an Event of Default, the Bank shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing or relating to the Obligations and under the law of the State of Ohio or any other applicable state law. Without limiting the generality of the foregoing, the Bank shall have the right to take possession of the Collateral and all books and records relating to the Collateral and for that purpose the Bank may enter upon any premises on which the Collateral or books and records relating to the Collateral or any part thereof may be situated and remove the same therefrom. Except for the notices specified below of time and place of public sale or disposition or time after which a private sale or disposition is to occur, the Borrower expressly agrees that the Bank, without demand of performance or other demand, advertisement or notice of any kind to or upon the

Borrower or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any of the Bank's offices or elsewhere at such prices as the Bank may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Bank shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption. The Borrower further agrees,
(a) at the Bank's request, to assemble the Collateral and to make it available to the Bank at such places as the Bank may reasonably select and (b) to allow the Bank to use or occupy the Borrower's premises, without charge, for the purpose of effecting the Bank's remedies in respect of the Collateral. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the Obligations, in such order as the Bank may elect, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, need the Bank account for the surplus, if any. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands against the Bank arising out of the repossession, retention, sale or disposition of the Collateral and agrees that the Bank need not give more than 10 days' notice pursuant to the terms of this Agreement of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled and shall also be liable for the costs of collecting any of the Obligations or otherwise enforcing the terms thereof or of this Agreement, including reasonable attorneys' fees.

5        Warranties and Representations.  In order to induce the Bank to enter into this Agreement and to make the Loan and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants to the Bank that each of the following statements is true and correct:

5.1 Corporate Organization and Authority. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is not doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business.

5.2 Borrowing is Legal and Authorized. (a) The Board of Directors of the Borrower has duly authorized the execution and delivery of this Agreement and of the notes and documents contemplated herein; this Agreement, the notes and other documents executed in connection with this Agreement will constitute valid and binding obligations enforceable in accordance with their respective terms; (b) the execution of this Agreement and related notes and documents and the compliance with all the provisions of this Agreement (i) are within the corporate powers of the Borrower; and (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Borrower under the provisions of, any agreement, charter instrument, bylaw, or other instrument to which the Borrower is a party or by which it may be bound; (c) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which the Borrower is now a party or by which the Borrower may be bound with respect to the payment of principal or interest on any indebtedness, or the Borrower's ability to incur indebtedness including the notes to be executed in connection with this Agreement.

5.3 Taxes. All tax returns required to be filed by the Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of its properties, which are due and payable have been paid. The Borrower does not know of any proposed additional tax assessment against it. The accruals for taxes on the books of the Borrower for its current fiscal period are adequate.

5.4 Capital Structure. Exhibit D attached hereto accurately represents to the Bank the following: (a) the classes of capital stock of the Borrower and par value of each such class, all as authorized by the Borrower's Articles of Incorporation, (b) the number of shares of each such class of stock issued and outstanding, (c) the beneficial ownership of shares of the Borrower's common stock by each person known to the Borrower to be the beneficial owner of more than 5% of the Borrower's outstanding common stock, and (d) the Borrower's employer tax identification number. All shares of all classes of capital stock issued are fully paid and nonassessable. The Borrower does not have outstanding any other stock or other equity security, or any other instrument convertible to an equity security of the Borrower, or any commitment, understanding, agreement or arrangement to issue, sell or have outstanding any of the foregoing.

5.5 Compliance with Law. The Borrower (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation any laws, rulings or regulations relating to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code and (b) has not failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure might have a Material Adverse Effect.

5.6 Financial Statements; Full Disclosure. The financial statements for the fiscal year ending December 31, 1995, which have been supplied to the Bank, have been prepared in accordance with GAAP and fairly represent the Borrower's financial condition as of such date, and the financial statements for the interim period ending September 30, 1996, which have been supplied to the Bank, fairly represent the Borrower's financial condition as of such date. No material adverse change in the Borrower's financial condition has occurred since such dates.

         The financial analyses, reports, business plans, projections, and pro forma financial statements which have been supplied to the Bank have been prepared in accordance with GAAP consistently applied and are based on reasonable, good faith assumptions about the Borrower's financial condition and projected financial condition as of the dates of such financial information or projections. No adverse change has occurred which would materially alter any such analyses, reports, business plans, financial statements, projections, or assumptions. Furthermore, none of the foregoing analyses or financial information referred to in this paragraph and none of the written statements furnished by the Borrower to the Bank in connection with obtaining the Loan, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. The Borrower has disclosed to the Bank in writing all facts, including without limitation, all pending or threatened claims or litigation, which materially affect the properties, business, prospects, profits or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform this Agreement.

5.7 Litigation: Adverse Effects. Except as set forth in Exhibit E attached hereto, there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any governmental authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Borrower or any property of the Borrower (i) challenging the validity or the enforceability of any of this Agreement, or any loan document, agreement, or instrument executed in connection herewith, or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. The Borrower is not
(A) in violation of any applicable requirements of law which violation shall have or is likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or governmental authority, in each case which shall have or is likely to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under this Agreement or any document, agreement, guaranty, or instrument executed in connection herewith, or (c) the ability of the Bank to enforce the terms of this Agreement, or any document, agreement, guaranty, or instrument executed in connection herewith.

5.8 No Insolvency. On the date of this Agreement and after giving effect to all indebtedness of the Borrower (including the Loan), the Borrower (a) will be able to pay its obligations as they become due and payable; (b) has assets, the present fair saleable value of which exceeds the amount that will be required to pay its probable liability on its obligations as the same become absolute and matured; (c) has sufficient property, the sum of which at a fair valuation exceeds all of its indebtedness; and (d) will have sufficient capital to engage in its business. In addition, the Borrower's grant of the Collateral for the Loan constitutes fair consideration and reasonably equivalent value because the Borrower has received the proceeds of the Loan.

5.9 Government Consent. Neither the nature of the Borrower or of its business or properties, nor any relationship between the Borrower and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Borrower as a condition to the execution and delivery of this Agreement and the notes and documents contemplated herein.

5.10 Title to Properties. The Borrower (a) has good title to all the property in which it has a property interest, free from any liens and encumbrances, except as set forth on Exhibit B attached to this Agreement, and
(b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a lien or encumbrance except as provided in this paragraph.

5.11 No Defaults. No event has occurred and no condition exists which would constitute a Pending Default or an Event of Default pursuant to this Agreement. The Borrower is not in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound.

5.12 Environmental Protection. The Borrower (a) has no actual knowledge of the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property owned, leased, or used by the Borrower (the "Premises"), of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the improvement, operation, or use of the Premises which would result in non-compliance with any of the Environmental Laws (as hereinafter defined); (b) is and has been in compliance with all applicable Environmental Laws; (c) knows of no pending or threatened environmental civil, criminal or administrative proceedings against the Borrower relating to Hazardous Substances; (d) knows of no facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Borrower relating to Hazardous Substances; and (e) will not permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

         As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), the Water Quality Act of 1987, as amended (33 U.S.C. Section 1251, et seq.), the Clean Water Act, as amended (33 U.S.C. Section 1321 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7

U.S.C. Sec. 136, et seq.), the National Environmental Policy Act of 1969, as amended (42 U.S.C. Sec. 4321, et seq.), and the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.), and any other federal, state or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not give rise to any violation of any Environmental Laws.

5.13 Regarding the Accounts and Inventory. (a) Each of the accounts is based on an actual bona fide, and genuine (i) sale and delivery of goods or
(ii) rendering or performance of services in the ordinary course of business, the Account Debtors have accepted such goods or services and unconditionally owe and are obligated to pay the full amounts reflected in the invoices according to the terms thereof without any defense, offset or counterclaim; (b) all of the shipping and delivery receipts and other documents to be given to the Bank with respect to the accounts are genuine; (c) to the best of the Borrower's knowledge, pursuant to its customary credit investigation in the ordinary course of business as of the date each account is created, each of the Account Parties is solvent and able to pay such account when due, or with respect to any Account Parties who are not solvent, the Borrower has set up on it books and in its financial records bad debt reserves adequate to cover such accounts; (d) each of the accounts referenced on the Borrower's most recent Loan and Collateral Report or other Borrowing Base certificate against which the Borrower has requested an advance under the Revolving Loan is an Eligible Account; and (e) all of the inventory referenced on the Borrower's most recent Loan and Collateral Report or other Borrowing Base certificate against which the Borrower has requested an advance under the Revolving Loan is Eligible Inventory.

6        Borrower Business Covenants.  The Borrower covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any of the indebtedness provided for herein remains unpaid:

6.1 Payment of Taxes and Claims. The Borrower will pay (a) all taxes, estimated payments, assessments and governmental charges or levies imposed upon it or its property or assets or in respect of any of its franchises, businesses, income or property before any penalty or interest accrues thereon; and (b) all claims of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons, (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien or encumbrance upon any of the Borrower's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above are required to be paid if being contested in good faith by the Borrower, by appropriate proceedings diligently instituted and conducted, without danger of any material risk to the Collateral or the Bank's interest therein, without any of the same becoming a lien upon the Collateral, and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor.

6.2      Maintenance of Properties and Corporate Existence.  The Borrower shall
(a) maintain its property in good condition and make all renewals, replacements, additions, betterments and improvements thereto which it deems necessary; (b) maintain, with financially sound and reputable insurers, (i) insurance with respect to its properties and business against such casualties and contingencies, of such types (including but not limited to fire and casualty, public liability, products liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, with each such policy of insurance containing a clause or endorsement satisfactory to the Bank that names the Bank as additional insured and loss payee, as its interest may appear, and that provides that no act, default or breach of warranty or condition of the Borrower or any other person shall affect the right of the Bank to recover under such policy or policies of insurance or to pay any premium in whole or in part relating thereto, in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; (c) reflect in its financial statements adequate accruals and appropriations to reserves and keep and maintain proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral; (d) do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as a corporation duly organized and existing and in good standing under the laws of the state of its incorporation; and (e) conduct continuously and operate actively its business and take all actions necessary to enforce and protect the validity of any intellectual property; and (f) not be in violation of any laws, ordinances, or governmental rules and regulations or fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might have a Material Adverse Effect.

6.3 Sale of Assets, Merger, Subsidiaries, Tradenames, Conduct of Business. The Borrower shall not (a) except for the sale of obsolete equipment not to exceed the aggregate sum of $150,000.00 in any fiscal year and except in the ordinary course of business, sell, lease, transfer or otherwise dispose of, any of its assets, (b) consolidate with, merge into, enter into partnerships or joint ventures with or make investments in any other entity, or permit any other entity to consolidate with or merge into it, (c) acquire all or substantially all of the assets or business of any other company, person or entity, or (d) create or acquire any subsidiaries or conduct business under any other tradenames without the prior written consent of the Bank. The Borrower has no subsidiaries and conducts business only in the name(s) of the Borrower and Clyde A. Short Company. The Borrower shall not engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are substantially similar or related thereto.

6.4 Negative Pledge. The Borrower will not cause or permit or permit to exist or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its real or personal property, whether now owned or hereafter acquired, to become subject to a lien or encumbrance, except: (i) liens in connection with deposits required by workers' compensation, unemployment insurance, social security and other like laws; (ii) taxes, assessments, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of said property or materially interfere with its use in the ordinary conduct of business; (iii) inchoate liens arising under ERISA to secure the contingent liability of the Borrower; and (iv) liens as set forth in Exhibit B attached to this Agreement. In addition, the Borrower will not grant or agree to provide in the future (upon the happening of a contingency or otherwise), a "negative pledge" or other covenant or agreement similar to this
Section 6.4 in favor of any other lender, creditor or third party.

6.5 Other Borrowings and Contingent Liabilities. Except for the Loan, and for a certain Subordinated Indenture of the Borrower to Pages, Inc. which is subject to the terms of a Debt Subordination and Intercreditor Agreement dated of even date herewith (the "Subordinated Debt"). The Borrower will not (a) create or incur Indebtedness, or (b) guarantee, indorse or otherwise become surety for or upon any indebtedness of others, except by indorsement of negotiable instruments for deposit or collection in the ordinary course of business, certain indemnification provisions contained in a certain Distribution Agreement dated December 31, 1996, between the Borrower and Pages, Inc. and indemnification to S. Robert Davis in connection with a certain Transaction Validity Agreement dated of even date herewith. "Indebtedness," as applied to the Borrower or any other entity shall mean, at any time, (a) all indebtedness, obligations or other liabilities (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of capital leases; (b) all indebtedness, obligations or other secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same, all as of such time; and (c) all contingent contractual obligations with respect to any of the foregoing.

6.6 Sale of Accounts; No Consignment. The Borrower shall not sell, assign, or encumber, except to the Bank, any of its Accounts or notes receivable and shall not permit any of its Inventory to be sold or transferred on consignment or acquire or possess any of its Inventory on consignment.

6.7 Minimum Security. The Borrower shall maintain, as minimum security for the Loan, Eligible Inventory, Eligible Accounts and Eligible Real Estate having an aggregate value such that the Borrowing Base will equal or exceed the sum of (a) the unpaid principal balance of the Revolving Loan, plus (b) the aggregate stated value of all issued and outstanding Letters of Credit and if the Borrower fails to do so, the Borrower shall immediately pay to the Bank the difference.

6.8 Management. The Borrower shall not permit any material change in its management.

6.9 Acquisition of Capital Stock. The Borrower shall not redeem or acquire any of its own capital stock, or any warrants or any securities for its capital stock, except through the use of the net proceeds from the simultaneous sale of an equivalent amount of its capital stock for the same purchase or redemption price and except for an amount which does not exceed the aggregate sum of $250,000 during the term of this Agreement; provided, however, no such redemption or acquisition shall be made if a Pending Default or Event of Default has occurred or would occur after such transaction.

6.10 Cash Dividends and Other Distributions. The Borrower shall not declare or pay any cash dividends which total in excess of $50,000.00, in any fiscal year, which shall be paid only out of net earnings of the Borrower for such year; provided, however, that no dividends shall be paid if an Event of Default has occurred under this Agreement. The Borrower shall make no other distributions of any kind to shareholders.

6.11 Transactions With Affiliates. The Borrower shall not directly or indirectly enter into or permit to exist any transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates, shareholders or any Affiliates of either of the foregoing, on terms that are less favorable to the Borrower than those which might be obtained at the time from persons or entities who are not affiliated with the Borrower or its shareholders. "Affiliate" shall mean any individual, partnership, corporation, or other entity which, directly or indirectly, is in control of, is controlled by, or is under common control with the Borrower, or is a family member related by birth or marriage. For the purposes of this definition, "control" of such entity shall mean the power, directly or indirectly, to vote 5% or more of the securities, units or other measures having ordinary voting power for the election of directors, management committees, or similar committees of such entity, or the power to direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

6.12 Adjusted Tangible Net Worth. The Borrower shall maintain as of the following specified dates an Adjusted Tangible Net Worth of not less than (a) $6,100,000.00 as of December 31, 1996, (b) $6,400,000.00 as of March 31, 1997,
and (c) $6,000,000.00 as of June 30, 1997, and continuing at all times thereafter. In addition to the foregoing requirements, the Borrower shall maintain at all times an "Adjusted Tangible Net Worth" of not less than $6,000,000.00. "Adjusted Tangible Net Worth" shall mean as of the time of determination the Borrower's Tangible Net Worth, plus the principal sum outstanding of the Subordinated Debt.

"Tangible Net Worth" shall mean the Borrower's shareholders' equity, minus the sum of all of the following: (i) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (ii) organizational expenses, (iii) intangible assets (to the extent not reflected in the foregoing), (iv) goodwill, (v) deferred charges or deferred financing costs, (vi) loans or advances to and/or accounts or notes receivable from Affiliates, (vii) leasehold improvements, (viii) non-compete agreements, and
(ix) any other asset not directly related to the operation of the business of the Borrower.

6.13 Minimum Pretax Operating Profit or Maximum Pretax Operating Loss. Beginning with the fiscal quarter ending December 31, 1996, and continuing as of the end of each fiscal quarter thereafter, the Borrower shall, as the case may be, either (a) achieve an Accumulated Operating Profit during any fiscal year on a year-to-date basis of not less than the amount set forth below, or
(b) not incur an Accumulated Operating Loss during any fiscal year on a year-to-date basis in excess of the amount set forth below:

                 As of December 31, 1996, Accumulated Operating Profit not less than $100,000.00

                 As of March 31, 1997, Accumulated Operating Profit not less than $150,000.00

                 As of June 30, 1997, Accumulated Operating Loss not to exceed $200,000.00

Accumulated Operating Loss and Accumulated Operating Profit shall be determined on a fiscal year-to-date basis, beginning on the first day of each fiscal year and shall be calculated through the date of determination. "Accumulated Operating Loss" shall mean, with respect to the period of determination, the following calculation, provided that such calculation results in a number less than zero: (a) the sum of the Borrower's net income (or loss) after taxes as determined in accordance with GAAP, plus, the sum of all extraordinary losses (and any unusual losses arising outside the ordinary course of business not included in extraordinary losses determined in accordance with GAAP), minus (b) the sum of all extraordinary gains (and any unusual gains arising outside the ordinary course of business not included in extraordinary gains determined in accordance with GAAP). "Accumulated Operating Profit" shall mean, with respect to the period of determination, the following calculation, provided that such calculation results in a number greater than zero: (a) the sum of the Borrower's net income (or loss) after taxes as determined in accordance with GAAP, plus, the sum of all extraordinary losses (and any unusual losses arising outside the ordinary course of business not included in extraordinary losses determined in accordance with GAAP), minus (b) the sum of all extraordinary gains (and any unusual gains arising outside the ordinary course of business not included in extraordinary gains determined in accordance with GAAP).

6.14 Capital Expenditures. The Borrower will not make any expenditure for fixed or capital assets, including by way of the incurrence of capitalized lease obligations, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP or otherwise in excess of $300,000.00 in any fiscal year.

6.15 Loan and Advances. The Borrower will not make any loans or advances to any person, corporation or entity if such loans or advances will exceed an aggregate total outstanding at any one time of $75,000.00.

6.16 Operating Lease Rentals. The Borrower will not without the prior written approval of the Bank enter into or permit to exist operating leases providing in the aggregate for annual rentals which exceed $500,000.00 in any fiscal year.

6.17 Environmental Compliance and Indemnification. The Borrower hereby indemnifies the Bank and holds the Bank harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising from or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Loan) of Hazardous Substances on, under or about the Premises (whether by the Borrower or any employees, agents, contractors or subcontractors of the Borrower or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Bank in connection with clauses (a), (b) and (c) including, but not limited to reasonable attorneys' fees.

         The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses or costs which: (i) arise from the gross negligence or willful misconduct of the Bank, or (ii) relate to Hazardous Substances placed or disposed of on the Premises after the Bank acquires title to the Premises through foreclosure or otherwise.

6.18 Maintenance of Accounts. Except for a payroll account and a lockbox account, which shall be closed within 90 days of the date of this Agreement, at First Union Bank, the Borrower shall maintain all of its operating and deposit accounts at the Bank and shall utilize the cash management services provided by the Bank in connection with such accounts.

6.19 Other Covenants. The Borrower will perform, observe and comply with such other covenants as the Bank may from time to time reasonably require of the Borrower to assure the repayment in full of all of the Obligations and the complete and timely performance by the Borrower of all the covenants of the Borrower hereunder.

7        Financial Information and Reporting.  The Borrower shall deliver the following to the Bank:

         (a) within 30 days after the end of each month, financial statements, including a balance sheet and statements of income and surplus, and statement of cash flows, certified by the president or chief financial officer of the Borrower (a "Financial Officer") as fairly representing the Borrower's financial condition as of the end of such period;

         (b) within 30 days after the end of each month, statements signed by a Financial Officer of the Borrower certifying the compliance of the Borrower with the terms of this Agreement and the calculation of the financial covenants contained in Section 6 above;

         (c) within 30 days after the end of each month, a current loan and collateral report, borrowing certificate, or other writings satisfactory to the Bank for the calculation of, or setting forth the calculation of, the Borrowing Base or if the last Borrowing Base does not reflect sufficient availability with each advance request pursuant to the Revolving Loan or request for a Letter of Credit.

         (d) within 30 days after the end of each month, an accounts reconciliation report and an inventory reconciliation report, in form satisfactory to the Bank, signed by a Financial Officer, in detail satisfactory to the Bank;

         (e) within 30 days after the end of each month, an inventory report of the Borrower, signed by a Financial Officer in form satisfactory to the Bank;

         (f) within 30 days after the end of each month, a report, in form satisfactory to the Bank, signed by a Financial Officer setting forth the number and dollar total of accounts receivable (i) due not more than 30 days from the date of the original invoice therefor, (ii) due more than 30 days and not more than 60 days from the date of the original invoice therefor, (iii) due more than 60 days and not more than 90 days from the date of the original invoice therefor, and (iv) due more than 90 days from the date of the original invoice therefor;

         (g) within 30 days after the end of each month, a report, in form satisfactory to the Bank, signed by a Financial Officer setting forth the number, dollar amount and party of trade and other accounts payable remaining due and payable less than 31 days from the date of the original invoice therefor, less than 61 days from the date of the original invoice therefor, less than 91 days from the date of the original invoice therefor, and more than 90 days from the date of the original invoice therefor;

         (h) within 90 days after the end of each fiscal year, audited, unqualified financial statements prepared in accordance with GAAP and certified by independent public accountants satisfactory to the Bank, containing a balance sheet, statements of income and surplus, statements of cash flows and reconciliation of capital accounts, along with (1) any management letters written by such accountants, and (2) a lender reliance letter from such accountants authorizing the Bank to rely on such accountants' certifications;

         (i) within 90 days after the end of each fiscal year, a statement signed by the Borrower's independent public accountants certifying that nothing has come to their attention which would lead them to believe the Borrower is in violation of the terms of this Agreement;

         (j) within 60 days after the end of each fiscal year, financial projections with respect to the Borrower's projected financial conditions for the current fiscal year financial projections for the Borrower for its next fiscal year, on a monthly basis, including a projected income statement, balance sheet, and cash flow and comparative information for the comparative period of the preceding fiscal year;

         (k) immediately upon the filing or release, as the case may be, copies of any Securities and Exchange Commission or State Securities Law disclosures, filings, 10K's or 10Q's, documents or any press releases;

         (l) immediately upon becoming aware of the existence of any Pending Default, Event of Default or breach of any term or conditions of this Agreement, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; and

         (m) at the request of the Bank, such other information as the Bank may from time to time reasonably require.


8        Default.

8.1 Events of Default. Each of the following shall constitute an "Event of Default" hereunder: (a) the Borrower fails to make any payment of principal, interest or any other sum due and payable under any note or reimbursement agreement executed in connection with this Agreement on or before the date such payment is due; (b) the Borrower fails to perform or observe any agreement, term, or covenant contained in Sections 1.1, 3.4, 4, 6.1 through and including 6.11, or 7 of this Agreement; (c) the Borrower fails to comply with any other provision of this Agreement, or fails to perform or observe any covenant contained in any mortgage, security agreement or other agreement in favor of the Bank, and any such failure continues for more than 30 days after such failure shall first become known to any officer of the Borrower; (d) any warranty, representation or other statement made or deemed to be made contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect;
(e) the Borrower becomes insolvent or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator;
(f) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by or against the Borrower; (g) a final judgment or judgments for the payment of money aggregating in excess of $25,000.00 is or are outstanding against the Borrower, and any such judgment or judgments have not been discharged in full or stayed; (h) the occurrence of any event which allows the acceleration of the maturity of any Indebtedness of the Borrower to the Bank, any of the Bank's affiliates; (h) the occurrence of any event which allows the acceleration of the maturity of any Indebtedness in excess of the principal sum of $25,000.00 of the Borrower or constitutes a default or breach under any material lease or material contract to any other person, corporation or entity (other than the Bank) under any indenture, agreement or undertaking;
(i) the default by, dissolution of, or death of any guarantor, insurer or other surety for the Borrower with respect to any obligation or liability to the Bank or any of the Bank's affiliates; (j) a Change of Control of the Borrower shall have occurred ("Change of Control" shall mean (1) the replacement of a majority of the Board of Directors of any entity from the directors who constituted the Board of Directors on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors of the Borrower as constituted on the date of this Agreement (or as changed over time with the approval of the Board of Directors of such entity) or (2) a company, person, entity or group of companies, person or entities acting in concert, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, have become the beneficial owner (within the meaning of Rule 13d.3 under the Securities Exchange Act of 1934, as amended) of securities of the Borrower representing more than 10% of the combined voting power of the outstanding securities of the Borrower ordinarily having the right to vote in the election of directors from the beneficial owners holding such voting power as of the date hereof); (k) the property furnished as Collateral declines in value, and the Borrower does not immediately, upon demand, furnish additional security satisfactory to the Bank; or (l) the Bank, in its sole good faith discretion, determines that a Material Adverse Effect has occurred or that a material adverse change has occurred in the financial condition, operations or business of the Borrower, in the value of the Collateral or in the Bank's interest in the Collateral.

8.2 Default Remedies. Upon the occurrence of an Event of Default, the Bank may immediately exercise any right, power or remedy permitted to the Bank by law or any provision of this Agreement, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal, all interest accrued, and all other charges accruing on all Obligations to be forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.


9        Miscellaneous.

9.1 Notices. (a) All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be sent by facsimile or by a nationally recognized overnight delivery service (1) if to the Bank, at the following address, or at such other address as may have been furnished in writing to the Borrower by the Bank:

         CA Short Company
         4205 East Dixon Blvd.
         Shelby, N.C. 28150
         Attn: Charles R. Davis, President
         Telephone Confirmation: 704-482-9591
         Facsimile: 704-487-8218

(2) if to the Borrower, at the following address, or at such other address as may have been furnished in writing to the Bank by the Borrower:

         The Huntington National Bank
         Huntington Center
         Columbus, Ohio 43287
         Attn: Thomas Myers, Vice President
         Telephone Confirmation: 614-480-4893

         Facsimile: 614-480-4814

(b) any notice so addressed and sent by telecopier shall be deemed to be given when confirmed, and any notice sent by nationally recognized overnight delivery service shall be deemed to be given the next day after the same is delivered to such carrier.

9.2 Access to Accountants. The Borrower hereby irrevocably authorizes its certified public accountants to provide to the Bank any and all information that the Bank requests from time to time with regard to the Borrower, and to discuss with the Bank from time to time any and all matters relating to the Borrower. In furtherance of the foregoing, the Borrower hereby waives any privilege or claim of confidentiality to the extent such might otherwise prevent such accountants from providing such information to the Bank or discussing such matters with the Bank.

9.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Bank at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Bank, may be reproduced by the Bank by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Bank may destroy any original document so reproduced. The Borrower agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Bank in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.4 Survival, Successors and Assigns. All warranties, representations, and covenants made by the Borrower herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loan regardless of any investigation made by the Bank on its behalf.
All statements in any such certificate or other instrument shall constitute warranties and representations by the Borrower. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.

9.5 Amendment and Waiver, Duplicate Originals. All references to this Agreement shall also include all amendments, extensions, renewals, modifications, and substitutions thereto and thereof made in writing and executed by both the Borrower and the Bank. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Borrower and the Bank; provided however that nothing herein shall change the Bank's sole discretion (as set forth elsewhere in this Agreement) to make advances, determinations, decisions or to take or refrain from taking other actions. No delay or failure or other course of conduct by the Bank in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.6 Accounting Treatment and Fiscal Year. The Borrower shall not change its fiscal year for accounting or tax purposes from a period consisting of the twelve month period ending on December 31 of each calendar year. The Borrower shall not make any material change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed to the Bank.

9.7 Enforceability and Governing Law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be inapplicable or ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. All of the Bank's rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio; provided, however, that to the extent that the creation, validity, attachment, perfection, priority, maintenance or continuation of the security interests created by this Agreement, or the deed of trust or mortgage interest created by the deeds of trust executed in connection herewith, in effect of such matters in respect to particular collateral, is governed by the laws of North Carolina, then the laws of such jurisdiction shall apply, and the provisions of this Agreement relating to the creation, validity, attachment, perfection, priority, maintenance or continuation of such security interests or mortgage interests and the effect of such matters in respect of the Collateral and such real estate collateral shall be governed and construed in accordance with the laws of such jurisdiction.
The Borrower agrees that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of Ohio, waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

9.8 Confidentiality. The Bank and each Participant shall hold all non-public information obtained pursuant to the requirements hereof and identified as such by the Borrower in accordance with the Bank's or such Participant's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosures reasonably required by a bona fide Participant in connection with the contemplated participation, or as required or requested by any governmental authority or any representative thereof, or pursuant to any legal process, or to its accountants, lawyers and other advisors.

9.9 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN

CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10 Advertising. The Borrower agrees that the Bank may advertise or otherwise disclose for marketing purposes the extent and nature of the credit extended or to be extended and other services provided to the Borrower by the Bank in connection with or relating in any way to the Loan.

9.11 No Consequential Damages. No claim may be made by the Borrower, any officers, directors, or agents against the Bank or its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, punitive, or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based in contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationship established by this Agreement, or any act, omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.12 Indemnity. The Borrower shall indemnify the Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the Bank, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

9.13 Conditions Precedent. The obligation of the Bank to make the Loan requested to be made shall be subject to satisfaction, immediately prior to or concurrently with the making of the Loan of the following conditions precedent:

         (a) The Bank shall receive on or before the date of the initial advance hereunder all of the following: (i) this Agreement, the promissory notes and other agreements, documents and instruments described in Exhibit F attached hereto, each duly executed where appropriate and in form and substance satisfactory to the Bank; and (ii) the fulfillment of all the conditions described such additional documentation as the Bank may reasonably request.

         (b) Without limiting the foregoing, the Borrower hereby directs its counsel, Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. and Kennedy Covington Lobdell & Hickman, to prepare and deliver to the Bank the opinions referred to in such Closing Memorandum.

9.14 Conditions Precedent to Subsequent Money Advances. The obligation of Bank to make any disbursement or advance subsequent to the initial disbursement or initial advance under the Loan, of any portion of any of the Loan is subject to all the conditions and requirements of this Agreement and delivery of the following required documents, or other action, all of which are conditions precedent:

         (a) Warranties and Representations. On the date of each advance pursuant to the Revolving Loan, the warranties and representations set forth in
Section 5 hereof and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time pursuant to this Agreement or any related document shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

         (b) Compliance. The Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, and no Event of Default or Pending Default shall have occurred and be continuing on such date or after giving effect to the advances requested to be made.

         (c) Continuation of Representations and Warranties. The representations and warranties herein contained shall be true, with the same effect as though such representations and warranties had been made at the time of the making of such advance, and any request for an advance hereunder shall be deemed a representation and warranty of same.

Each request for an advance hereunder shall constitute a warranty and representation as of the date of such advance that the conditions of this subsection shall have been satisfied.

         (d) Confirmation of Conditions Precedent. The Borrower shall then be in compliance with and able to confirm all the foregoing conditions precedent with the same effect as though such conditions precedent were requirements to the making of any advance contemplated herein.

10       Definitions

10.1     Index of Definitions.

                 "Account Debtor" is defined in Section 2.1.

                 "Account Party" is defined in Section 1.2.

                 "Accounts" is defined in Section 4.1.

                 "Accumulated Operating Loss" is defined in Section 6.13.

                 "Accumulated Operating Profit" is defined in Section 6.13.

                 "Adjusted Tangible Net Worth" is defined in Section 6.12

                 "Affiliate" is defined in Section 6.11.

                 "Agreement" is defined in the preamble.

                 "Bank" is defined in the preamble.

                 "Borrower" is defined in the preamble.

                 "Borrowing Base" is defined in Section 1.1.

                 "Cash Collection Account" is defined in Section 4.4.

                 "Change of Control" is defined in Section 8.1.

                 "Collateral" is defined in Section 4.1.

                 "Contra" is defined in Section 2.1.

                 "Control" is defined in Section 6.13.

                 "Customs" is defined in Section 1.3.

                 "Deposits" is defined in Section 4.1.

                 "Eligible Accounts" is defined in Section 2.1.

                 "Eligible Inventory" is defined in Section 2.2.

                 "Eligible Real Estate" is defined in Section 2.3.

                 "Environmental Laws" is defined in Section 5.12.

                 "Equipment" is defined in Section 4.1.

                 "Event of Default" is defined in Section 8.1.

                 "Financial Officer" is defined in Section 7.

                 "GAAP" is defined in Section 10.3.

                 "Hazardous Substances" is defined in Section 5.12.

                 "Indebtedness" is defined in Section 6.5.

                 "Intellectual Property" is defined in Section 4.1.

                 "Inventory" is defined in Section 4.1.

                 "Inventory Cap" is defined in Section 1.1.

                 "Letter of Credit" is defined in Section 1.1.

                 "Letter of Credit Application" is defined in Section 1.3.

                 "Loan" is defined in Section 1.

                 "Material Adverse Effect" is defined in Section 5.6.

                 "Obligations" is defined in Section 4.1.

                 "Pending Default" is defined in Section 1.3.

                 "Premises" is defined in Section 5.12.

                 "Prior Loan Documents" is defined in Section 3.5.

                 "Proceeds" is defined in Section 4.1.

                 "Revolving Loan" is defined in Section 1.1.

                 "Subordinated Debt" is defined in Section 6.5.

                 "Tangible Net Worth" is defined in Section 6.12.


10.2 Uniform Commercial Code Terms. All terms defined in the Uniform Commercial Code as adopted in the State of Ohio shall have the meanings given therein unless otherwise defined herein.

10.3 Accounting Terms. As used in this Agreement, and any promissory notes, certificates, reports or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement shall have the respective meanings given to such terms under GAAP. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect on the date hereof.

10.4     Other Definitional Provisions.

         (a) The words "hereof," "herein," and "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (b) Whenever required by the context of this Agreement, the promissory notes or other loan documents execution in connection herewith, the singular shall include the plural, and vice versa and the masculine and feminine genders shall include the neuter gender and vice versa.

         Each of the parties has signed this Agreement as of the date set forth in the preamble above.



                                        CA SHORT COMPANY


                                        By  /s/ S. Robert Davis
                                          --------------------------------------
                                          S. Robert Davis
                                        Its Chairman of the Board

                                        THE HUNTINGTON NATIONAL BANK

                                        By  /s/ Thomas G. Myers
                                          --------------------------------------
                                        Its Vice President

                                  EXHIBIT A-1
                          THE HUNTINGTON NATIONAL BANK
                                 REVOLVING NOTE

================================================================================

City Office__________________ Division________________ Branch_______ [X] Secured

Account No.________________________________ Note No.______________ [ ] Unsecured

Account Name  CA Short Company

[X] Corporation              [ ] Partnership       [ ] Individual/Proprietorship

[ ] Other_______________________________________________________________________

================================================================================

$4,500,000.00                    Columbus, Ohio                December 31, 1996

         FOR VALUE RECEIVED, the undersigned promises to pay to the order of The Huntington National Bank (hereinafter called the "Bank," which term shall include any holder hereof) at such place as the Bank may designate or, in the absence of such designation, at any of the Bank's offices, the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) or so much thereof as shall have been advanced by the Bank at any time and not thereafter repaid (hereinafter referred to as "Principal Sum") together with interest as hereinafter provided and payable at the time and in the manner hereinafter provided. The proceeds of the loan evidenced hereby may be advanced, repaid and readvanced in partial amounts during the term of this revolving note (this "Note") and prior to maturity. Each such advance shall be made to the undersigned upon receipt by the Bank of the undersigned's application therefor and disbursement instructions, which shall be in such form as the Bank shall from time to time prescribe. The Bank shall be entitled to rely on any oral or telephonic communication requesting an advance and/or providing disbursement instructions hereunder, which shall be received by it in good faith from anyone reasonably believed by the Bank to be the undersigned, or the undersigned's authorized agent. The undersigned agrees that all advances made by the Bank will be evidenced by entries made by the Bank into its electronic data processing system and/or internal memoranda maintained by the Bank. The undersigned further agrees that the sum or sums shown on the most recent printout from the Bank's electronic data processing system and/or on such memoranda shall be rebuttably presumptive evidence of the amount of the Principal Sum and of the amount of any accrued interest.

         This Note is executed and the advances contemplated hereunder are to be made pursuant to a Loan and Security Agreement by and between the undersigned and the Bank dated December 31, 1996, and all amendments, modifications, and supplements thereto from time to time (hereinafter collectively called the "Loan Agreement"), and all the covenants, representations, agreements, terms, and conditions contained therein, including but not limited to additional conditions of default, are incorporated herein as if fully rewritten.

INTEREST

         Interest will accrue on the unpaid balance of the Principal Sum until paid at a variable rate of interest per annum, which shall change in the manner set forth below, equal to one percentage point (1%) in excess of the Prime Commercial Rate.

         Upon the occurrence of an "Event of Default" pursuant to the Loan Agreement, interest will accrue on the unpaid balance of the Principal Sum and unpaid interest, if any, at a variable rate of interest per annum, which shall change in the manner set forth below, equal to four percentage points (4%) in excess of the Prime Commercial Rate.

         All interest shall be calculated on the basis of a 360 day year for the actual number of days the Principal Sum or any part thereof remains unpaid.

         As used herein, "Prime Commercial Rate" shall mean the rate established by the Bank from time to time based on its consideration of economic, money market, business and competitive factors. The Prime Commercial Rate is not necessarily the Bank's most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically without notice to the undersigned immediately with each change in the Prime Commercial Rate.

MANNER OF PAYMENT

         The Principal Sum shall be due and payable on June 30, 1997, and at maturity, whether by demand, acceleration or otherwise. Accrued interest shall be due and payable monthly beginning on February 1, 1997, and continuing on the 1st day of each month thereafter, and at maturity, whether by demand, acceleration or otherwise.

LATE CHARGE

         Any installment or other payment not made within 10 days of the date such payment or installment is due shall be subject to a late charge equal to 5% of the amount of the installment or payment.

SECURITY

         This Note is secured by the security interests, assignments, and mortgages granted and/or referenced in the Loan Agreement.

DEFAULT

         Upon the occurrence of any of the following events:

                 (a) the undersigned fails to make any payment of interest or of the Principal Sum on or before the date such payment is due;

                 (b) an "Event of Default" under the Loan Agreement shall have occurred;


then the Bank may, at its option, without notice or demand, accelerate the maturity of the obligations evidenced hereby, which obligations shall become immediately due and payable. In the event the Bank shall institute any action for the enforcement or collection of the obligations evidenced hereby, the undersigned agrees to pay all costs and expenses of such action, including reasonable attorneys' fees, to the extent permitted by law.

GENERAL PROVISIONS

         The undersigned, and any indorser, surety, or guarantor, hereby severally waive presentment, notice of dishonor, protest, notice of protest, and diligence in bringing suit against any party hereto, and consent that, without discharging any of them, the time of payment may be extended an unlimited number of times before or after maturity without notice. The Bank shall not be required to pursue any party hereto, including any guarantor, or to exercise any rights against any collateral herefor before exercising any other such rights.

         The obligations evidenced hereby may from time to time be evidenced by another note or notes given in substitution, renewal or extension hereof. Any security interest or mortgage which secures the obligations evidenced hereby shall remain in full force and effect notwithstanding any such substitution, renewal, or extension.

         The captions used herein are for references only and shall not be deemed a part of this Note. If any of the terms or provisions of this Note shall be deemed unenforceable, the enforceability of the remaining terms and provisions shall not be affected. This Note shall be governed by and construed in accordance with the law of the State of Ohio.

WAIVER OF RIGHT TO TRIAL BY JURY

         THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE UNDERSIGNED OR THE BANK WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE

TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE UNDERSIGNED OR THE BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF THE RIGHT OF THE UNDERSIGNED TO TRIAL BY JURY.

WARRANT OF ATTORNEY

         The undersigned authorizes any attorney at law to appear in any Court of Record in the State of Ohio or in any state or territory of the United States after the above indebtedness becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against the undersigned in favor of the Bank for the amount then appearing due together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution.

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                                    CA SHORT COMPANY

                                    By:
                                       -----------------------------------------
                                         S. Robert Davis, Chairman of the Board

ATTEST:


------------------------------
            Secretary
------------

[CORPORATE SEAL]

                                  EXHIBIT A-2

              COMMERCIAL LETTER OF CREDIT REIMBURSEMENT AGREEMENT


To The Huntington National Bank:


         In consideration of your issuing, or your application for the issuance by your correspondent at our request, of one or more Letters of Credit (herein collectively referred to as the "Credit") substantially in accordance with the Application attached hereto or such Applications as may hereafter be executed and made a part hereof, the undersigned agrees as follows:

         1. This Commercial Letter of Credit Reimbursement Agreement (this "Agreement") is executed and the Credit contemplated hereunder are made pursuant to a Loan and Security Agreement by and between the parties hereto dated December 31, 1996 (hereinafter called the "Loan Agreement") and all the covenants, representations, agreements, terms and conditions contained therein are incorporated by reference herein. All Applications shall be made on forms substantially identical to Exhibit A attached hereto. Upon execution, each Application shall become a part of, and subject to, the terms and conditions of the Loan Agreement and this Agreement.

         2. We certify that each draft or acceptance under or purporting to be under the Credit will grow out of transactions pursuant to definite bona fide contracts for the shipment of goods within a specified reasonable time.

         3. As to drafts or acceptances under or purporting to be under the Credit which are payable in United States Currency, we agree (a) in the case of each sight draft, to reimburse you at your issuing office on demand, in United Stated legal tender, the amount paid on such draft, or if so demanded by you, to pay you at said office in advance in such legal tender the amount required to pay such draft; and, (b) in the case of each acceptance, to pay to you, at said office, in United States legal tender, the amount thereof, on demand but in any event not later than one business day prior to maturity, or, in case the acceptance is not payable at your said office, then on demand, but in any event in time to reach the place of payment in the usual course of the mails not later than one business day prior to maturity.

         4. As to drafts or acceptances under or purporting to be under the Credit which are payable in currency other than United States currency, we agree in the case of each sight draft to reimburse you at your issuing office, on demand, the equivalent of the amount paid, in United States legal tender, at the rate of exchange then current for cable transfers to the place of payment, in the currency in which such draft is drawn; in the case of each acceptance, to furnish you, at said office, on demand, but in any event in time to reach the place of payment in the usual course of the mails not later than one business day prior to maturity, with first class bankers' demand bills of exchange to be approved by you for the amount of the acceptance, payable in the currency of the acceptance and bearing our endorsement, or, if you so request, to pay to you, at said office, on demand, the equivalent of the acceptance in United States legal tender at the rate of exchange then current for cable transfers to the place of payment in the currency in which the acceptance is payable. A demand made on one of us shall fix the exchange rate as to all of us. If for any reason whatsoever, there shall be, at the time of your demand of reimbursement or payment, no rate of exchange current for effective cable transfers to the place of payment and in the currency in which any such draft is drawn or any such acceptance is payable, we agree to pay you, on demand, in United States legal tender, an amount which, in your sole judgment, shall be sufficient to meet our obligations hereunder, which amount may be applied by you at any time as a payment on account of such obligations; or, at your option, held as security therefore; it being understood, however, that we shall remain liable for any deficiency which may result in such amount in the United States legal tender shall prove to be insufficient to effect full payment or reimbursement to you at the time when a rate of exchange for such transfers shall again be current.

         5. We also agree to pay to you, on demand, your commission and all charges and expenses (including all charges for legal services) paid or incurred by you in connection with the Credit, plus correspondent's charges, if any, and interest where chargeable. We agree to pay you after demand for reimbursement interest upon any amounts disbursed hereunder at a variable rate of interest per annum, which shall change in the manner set forth below equal to four percentage points in excess of the Prime Commercial Rate of The Huntington National Bank. As used herein, "Prime Commercial Rate" shall mean the rate established by the Bank from time to time based on its consideration of economic, money market, business and competitive factors, and is not necessarily the Bank's most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, the variable rate of interest on the obligation evidenced hereby shall change automatically without notice to the undersigned immediately with each change in the Prime Commercial Rate.

         6. That, if the foregoing application requests the inclusion in the Credit of any provision for Clean Advances to the beneficiary, you may place in the Credit such a provision in that respect as you may deem appropriate, under which any bank entitled to negotiate drafts under the Credit, acting in its discretion in each instance and upon the request and receipt in writing from the beneficiary, may make any one or more Clean Advances at any time on or prior to the date by which drafts are to be negotiated under the Credit. The aggregate of such advances shall in no event be more than the amount specified in the Application for Clean Advances, and in no event shall any such advance exceed the amount remaining available under the Credit at the time of the advance. While it is expected by us that each such advance will be repaid to the bank that made the advance by the beneficiary from the proceeds of any drafts drawn under the Credit, should any such advances not be thus repaid, we will on demand pay you the amounts thereof as if such advances were evidenced by drafts drawn under the Credit, together with interest on each such amount for the period that the same shall have been outstanding at such rate as you may find at the time of demand to be payable. It is understood that neither you nor any bank which may make such advances shall be obligated to inquire into the use that may be made thereof by the beneficiary and that you and each such bank shall be without liability for any wrongful use that may be made by the beneficiary of any funds so advanced.

         7. We hereby recognize and admit your unqualified right to the possession and disposal of all property shipped or warehoused under or pursuant to or in connection with the Credit or in any way relative thereto or to the drafts drawn thereunder, whether or not released to any of us on trust or bailee receipt or otherwise, and also in and to all shipping documents, warehouse receipts, policies or certificates of insurance and other documents accompanying or relative to drafts drawn under the Credit, and in and to the proceeds of each and all of the foregoing, until such time as all the obligations and liabilities of us or any of us to you at any time existing under or with reference to the Credit or this Agreement, or any other credit or any other obligation or liability to you, whether now existing or hereafter created or arising, have been fully paid and discharged, all as security for such obligations and liabilities; and that all or any of such property and documents, and the proceeds of any thereof, coming into the possession of you or any of your correspondents, may be held and disposed of by you as herein provided; and the receipt by you, or any of your correspondents, at any time of other security, of whatever nature, including cash, shall not be deemed a waiver of any of your rights or powers herein recognized.

         8. Unless otherwise instructed by you, we agree from time to time to give you trust receipts in any form acceptable to you for any property or documents released by you to any of us and to sign and deliver to you such Statements of Trust Receipt Financing, such Security Agreements and/or such Financing Statements as you may from time to time request in any form acceptable to you. We will pay any relative filing fees. In the event you receive some, but not all, of the documents against which availments may be made and, at your request, you deliver such documents to us, against trust receipt or otherwise, prior to the presentation of the relative draft, we agree to pay you on demand the amount of any claim made against you by reason thereof and authorize you to pay or accept (as the case may be) such draft when it is presented, regardless of whether or not such draft on any document which may accompany it complies with the terms of the Credit.

          9.     Except as otherwise expressly stated in the Credit, we agree
(a) that you and any of your correspondents may receive and accept, as a "Bill of Lading" relative to the Credit, any document issued or purporting to be issued by or on behalf of any carrier which acknowledges receipt of property for transportation, whatever the specific provisions of such documents, and any such bill of lading issued by or on behalf of an ocean carrier may be accepted by you as an "Ocean Bill of Lading" whether or not the entire transportation is by water, and the date of every bill of lading shall be deemed the date of shipment of the property mentioned therein; and (b) that you and any of your correspondents may receive and accept as sufficient and controlling the description of the property contained in the invoice; and (c) that you and any of your correspondents may receive and accept bills of lading containing stamped, written, or typewritten provisions thereon, whether or not signed or initialed, and you and any of your correspondents may assume conclusively that the same were placed with proper authority on the bill of lading at the time of its signing and issuance by the carrier or any agent thereof; and (d) that if the Credit states that except as otherwise expressly stated, it is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce (Publication No. 500) (herein called the "Uniform Customs"), the Credit shall be so subject in all respects; and (e) that, if the Credit does not state that except as otherwise expressly stated it is subject to the Uniform Customs, you and any of your correspondents may, without limiting the type of document acceptable according to any other provisions of this Agreement, accept documents of any character which comply with the Uniform Customs, or which comply with the laws or regulations in force and customs and usages of the place of negotiation, and
(f) that you and any of your correspondents may receive and accept as documents of insurance under the Credit either insurance policies or insurance certificates which need not be for an amount greater than the amount paid by you under or relative to the Credit; and (g) that you and any of your correspondents may receive, accept, and pay as complying with the terms of the Credit, any drafts or other documents, otherwise in order, which may be signed by, or issued to, the administrator or executor of, or the trustee in bankruptcy of, or the receiver for any of the property of, the party in whose name the Credit provides that any drafts or other documents should be drawn or issued.

         10.     Except as otherwise expressly stated in the Credit, we agree
(a) that part shipments may be made under the Credit and that you honor the relative drafts without inquiry regardless of any apparent disproportion between the quantity shipped and the amount of the relative draft and the total amount of the Credit and the total quantity to be shipped under the Credit; and
(b) that if the Credit specifies shipments in installments within stated periods and the shipper fails to ship in any designated period, shipments of subsequent installments may nevertheless be made in their respective designated periods and you may honor the relative drafts.

         11. We agree that, in the event of any extension of the maturity or time for presentation of drafts, acceptances or documents, or any other modification of the terms of the Credit, at the request of any of us, with or without notification to the others, or in the event of any increase in the amount of the Credit at our request, this Agreement shall be binding upon us with regard to the Credit so increased or otherwise modified, to drafts, documents and property covered thereby, and to any action taken by you or any of your correspondents in accordance with such extension, increase, or other modification.

         12. We hereby expressly authorize you and any of your correspondents to accept and pay at your option any drafts drawn under or purporting to be drawn under the Credit, notwithstanding any discrepancies or irregularities between the drafts and documents presented, and those required by the terms of the Credit; provided that as to discrepancies and irregularities not otherwise covered by the provisions of this Agreement, you or your correspondent so accepting or paying must be furnished with an indemnity satisfactory to you, which, running in our favor as well as yours, covers the discrepancies or irregularities, but is limited to the actual damage directly attributable to such discrepancies or irregularities.

         13. We assume all risks of the acts or omissions of the users of the Credit. We agree that, should the beneficiary under a Credit upon receipt of advice, by cable or otherwise, of the issuance of the Credit, but prior to its actual receipt, negotiate drafts by virtue of such advice, such negotiation shall be considered a proper one and shall be included under the terms and subject to all conditions hereof, and we assume all the risks of the misuses of the Credit, whatsoever. Neither you nor your correspondents shall be responsible for the existence, character, description, quality, quantity, weight, condition, packing, value, or delivery of the property purporting to be represented by documents; for any difference in character, description, quality, quantity, weight, condition, packing or value of the property from that expressed in documents; for the form, validity, sufficiency, genuineness, or legal effect of documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged; for the time, place, manner or order in which shipment is made; for partial or incomplete shipment, or failure or omission to ship any or all of the property referred to in the Credit; for the character, adequacy, validity, or genuineness of any insurance; for the solvency or responsibility of any insurer, or for any other risk connected with insurance; for any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property or the shipping thereof; for the solvency, responsibility or relationship to the property of any party issuing any documents in connection with the property; for delay in arrival or failure to arrive of either the property or any of the documents relating thereto; for delay in giving or failure to give notice of arrival or any other notice; for any breach of contract between the shippers or vendors and ourselves or any of us, for the validity or sufficiency of any instrument assigning/transferring or purporting to assign/transfer the Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; for failure of any draft to bear any reference or adequate reference to the Credit, or failure of documents to accompany any draft at negotiation, or failure of documents to accompany any draft at payment if sent by duplicate mail, or failure of any person to note the amount of any draft on the reverse of the Credit, or to surrender to take up the Credit or to send forward documents apart from drafts, as required by the terms of the Credit, each of which provisions, if contained in the Credit itself, it is agreed, may be waived by you; or for errors, omissions, interruptions, or delays in transmission or delivery of any messages by mail, cable, telegraph, wireless, or otherwise, whether or not they be in cipher; nor shall you be responsible for any error, neglect, or default of any of your correspondents for errors in translation, or for errors in interpretation of technical terms, or for any consequences arising from causes beyond your control; and none of the above shall affect, impair, or prevent the vesting of any of your rights or powers hereunder. You shall have the right to transmit the terms of the Credit without translating them. We shall protect you and any other drawee in paying any draft dated on or before the expiration of any time limit expressed in the Credit, regardless of when drawn and when or whether negotiated. If the Credit provides that payment is to be made by your correspondent, neither you nor such correspondent shall be responsible for the failure of any of the documents specified in the Credit to come into your hands, or for any delay in connection therewith; and our obligation to reimburse you for payments made or obligations incurred shall not be affected by such failure or delay in the receipt by you of any of such documents. In furtherance and extension and not in limitation of the specific provisions herein before set forth, we agree that any action taken by you or any correspondent of yours, under or in connection with the Credit or the relative drafts, documents or property, if taken in good faith, shall be binding on us, and shall not put you or your correspondent under any resulting liability to us, and we make the same agreement as to any inaction or omission, unless in breach of good faith.

         You shall not in any way be liable for any failure by you or anyone else to pay or accept any draft or acceptance under the Credit resulting from any censorship, law, control or restriction rightfully or wrongfully exercised by any de facto or de jure domestic or foreign government or agency, or from any other cause beyond your control or the control of your correspondents, agents, or sub-agents, or for any loss or damage to us or anyone else resulting from any such failure to pay or accept, all such risks being expressly assumed by us, and we agree to indemnify and hold you harmless from any claim, loss, liability, or expense arising by reason of any such failure to pay or accept. We are responsible to you for all obligations imposed upon you with respect to the Credit or the relative drafts, documents or property.

         14. We agree to procure promptly any necessary import and export or other licenses for the import or export or shipping of the property and to comply with all foreign and domestic governmental regulations in regard to the shipment of the property or the financing thereof, and to furnish such certificates in that respect as you may at any time require, and to keep the property adequately covered by insurance satisfactory to you, in companies satisfactory to you, and to assign the policies or certificates of insurance to you, or to make the loss or adjustment, if any, payable to you, at your option; and to furnish you, if demanded, evidence of acceptance by the insurers of such assignment.

         15. Each of us agrees, at any time and from time to time, on demand, to deliver to you, as security for any and all of the liabilities of us and any of us hereunder and all other liabilities of us and any of us to you, direct or contingent, joint, several, or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, additional property satisfactory to you, or to make such payment as you may require. Each of us agrees that the balance of every account of us or any of us with you and each claim of us or any of us against you existing from time to time, shall be subject to a lien and subject to be set off against any and all such liabilities of us or any of us; and you may at any time or from time to time at your option and without notice appropriate and apply toward the payment of any of such liabilities of us or any of us the balance of each such account of us or any of us with you and each such claim of us or any of us against you, and we and each of us, will continue liable for any deficiency. Each of us agrees that all property of every description, now or hereafter in your possession or custody, or in transit to you for any purpose, including safekeeping, collection, or pledge, for the account of us or any of us, or as to which we or any of us may have any interest, right, or power, whether or not such property is in whole or in part released to us or any of us on trust or bailee receipt, are hereby made security and subject to a lien and security interest in your favor and any and all such liabilities of us or any of us. You may at any time and from time to time, without notice, transfer into your own name or that of your nominee, any property so held as collateral. Each of us agrees that upon the occurrence of an Event of Default under the Loan Agreement or upon a breach of any of the covenants, terms, provisions or agreements contained in this Agreement, (a) any and all such liabilities of us or any of us shall, at your option, become and e immediately due and payable, without notice, presentation, demand of payment or protest, all such being hereby expressly waived, and notwithstanding any credit or time allowed to any of us, or any instrument evidencing such liabilities or otherwise, and (b) you shall have the right from time to time to sell, re-sell, assign, and deliver all or any part of the property, securing any liabilities of us or any of us, arrived or to arrive, at any brokers' Board of Exchange, or at public or private sale, at your option, without having the property at the place of sale, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as you may deem proper, and in connection therewith, may grant options, all without demand, advertisement or notice to us or any of us, all of which are hereby expressly waived, and to apply the net proceeds of such sale or sales to the payment of any and all such liabilities and we and each of us will continue liable to you for any deficiency, with interest. Upon such sale, you may purchase the whole or any part of the property of us or any of us being sold, free from any right of redemption, which we and each of us hereby expressly waive and release. Demands or calls for collateral on or any notices to us or any of us respectively (a) may be made or given by you by leaving same at the last know address of us or any of us respectively, or by mailing, telegraphing, cabling, radioing, telephoning, or otherwise sending same to such address, with the same effect as if delivered to all of us in person; (b) shall be considered made as of the time of such leaving or mailing, telegraphing, cabling, radioing, telephoning, or other sending by public agencies of communication. Each of us agrees that with or without notification to any of us, you may exchange, release, surrender, realize upon, release on trust receipt to any of us, or otherwise deal with any property by whomsoever pledged, mortgaged, or subjected to a security interest to secure directly or indirectly any of the obligations hereunder or for which any of the undersigned may be liable.

         We will bear and pay all expenses of every kind (including all charges for legal services) for the enforcement of any of your rights herein mentioned, of any claim or demand by you against us or any of us, and of any actual or attempted sale, exchange, enforcement, collection, maintenance, retention, insurance, compromise, settlement, release, delivery on trust receipt, or delivery of any such security, and of the receipt of proceeds thereof, and will repay to you any such expenses incurred by you.

         16. None of your options, powers or rights (including those hereunder) shall be waived unless you or your authorized agent shall have signed such waiver in writing. No such waiver, unless expressly stated herein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, nor as to any continuance of a breach after such waiver. No segregation or specific allocation by you of specified collateral against any liability shall waive or affect any lien of any sort against other securities or property or any of your options, powers or rights (including those hereunder).

         17. The word "property" as used in this Agreement includes goods, merchandise, securities, funds, choses in action, and any and all other forms of property, whether real, personal, or mixed, and any right or interest therein. Property in your possession shall include property in possession of anyone for you in any manner whatsoever. Your options, powers and rights specified in this Agreement are in addition to those otherwise created. You are hereby expressly given the right and power in furtherance of any right, power or privilege which you may have hereunder or in connection with the Credit to execute and endorsements, assignments, or other instruments of conveyance or transfer in our name, place and stead, covering any property standing in our name or belonging to us of every kind and description which you may hold or which may come into your possession under the Credit or by reason of this Agreement.

         18. If the undersigned is a banking institution, the undersigned hereby appoints you as its agent to the extent of issuing the Credit in accordance with and subject to the terms and provisions of this Agreement.

         19. If the Credit shall be issued by your correspondent in accordance with this application and agreement, each of the warranties, liabilities and other terms of this Agreement or of the Credit shall run in your favor as well as that of your correspondent so issuing the Credit.

         21. We hereby certify that transactions in the merchandise covered by this application are not prohibited under the Foreign Assets Control or Cuban Assets Control Regulations of the United States Treasury Department and that any Importation covered by this application conforms in every respect with all existing United States Government regulations.

         22. EACH OF THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         23. Each of the undersigned authorizes any attorney at law to appear in any Court of Record in the State of Ohio or in any state or territory of the United States after the above indebtedness becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against any one or more of the undersigned in favor of the Bank for the amount then appearing due together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution. No such judgment or judgments against less than all of the undersigned shall be a bar to a subsequent judgment or judgments against any one or more of the undersigned against whom judgment has not been obtained hereon, this being a joint and several warrant of attorney to confess judgment.

         24. This Agreement shall be binding upon us, our heirs, executors, administrators, successors, and assigns, and shall inure to the benefit of, and to be enforceable by, you, your successors, transferees and assigns. If this Agreement should be terminated or revoked by operation of law as to us, or any of us, we will indemnify and save you harmless from any loss which may be suffered or incurred by you in acting hereunder, prior to the receipt by you or your transferees or assigns of notice in writing of such termination or revocation. If this Agreement is signed by two or more parties, it shall be the joint and several agreement of such parties and whenever used herein, the singular number shall include the plural, and the plural the singular. This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.


WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


                                        Very truly yours,

                                        CA SHORT COMPANY

                                        By:
                                           -------------------------------------

                                        Its:
                                            ------------------------------------

                                   EXHIBIT B


                       SCHEDULE OF PERMITTED ENCUMBRANCES


                                                                                                Maximum Amount
Secured Party                              Description of Items                                 of Obligation
-------------                              --------------------                                 --------------
Vanguard Financial Service Corp.           1 Toshiba 5540 Copier/Sorter                               -
                                           Serial Number VL520064



Canon U.S.A., Inc.                         All CANON photographic products
                                           sold to Borrower by Canon U.S.A., Inc.
                                           including but not limited to audio-
                                           visual products and all related accessories
                                           and supplies hereinafter sold by Canon                     -
                                           U.S.A., Inc. to Borrower and all similar
                                           products which are purchased from others,
                                           and any proceeds therefrom including all
                                           contract rights and accounts receivable
                                           thereon.

Leasing Services, Inc.                     One (1) Infiniti
                                           One (1) Chevy Cargo Van
                                           One (1) Chevrolet Caprice Station Wagon                    -
                                           Two (2) Ford Crown Victorias
                                           One (1) Ford Taurus

GE Capital                                 Leased Computer Equipment                                  -

                                   EXHIBIT C


                         SCHEDULE OF BUSINESS LOCATIONS


CLYDE A. SHORT COMPANY

4205 East Dixon Blvd.
Shelby, NC 28150
(Principal Office)

301 Phenix Street
Kings Mountain, NC 28086

                                   EXHIBIT D

                               CAPITAL STRUCTURE

(a) 5,000,000 shares of common stock, authorized, par value .01 cents 300,000 shares of preferred stock, authorized, par value .01 cents

(b) 1 share of common stock outstanding
    0 shares of preferred stock outstanding

(c) Beneficial ownership of shares
           Charles R. Davis 103,000
           S. Robert Davis  201,803

(d) Employers tax I.D. #56-0526145

                                   EXHIBIT E


                             SCHEDULE OF LITIGATION


                                      None

                                   EXHIBIT F

                  Conditions Precedent to Initial Disbursement


1. Execution and Delivery of Certified Corporate Resolutions authorizing execution of loan documents for CA Short Company ("Short")

2. Execution and Delivery of Closing Certificate of Short with the following Exhibits:

         a.      Certificates of Good Standing - Delaware and North Carolina
         b. Certified Copy of Certificate of Incorporation and amendment and merger documents - Delaware
         c.      Bylaws

3.       Execution and Delivery of Loan and Security Agreement with following
         Exhibits:

         Exhibit A-1      - Revolving Note
         Exhibit A-2      - Reimbursement Agreement
         Exhibit B        - Schedule of Permitted Encumbrances
         Exhibit C        - Schedule of Business Locations
         Exhibit D        - Capital Structure
         Exhibit E        - Litigation Disclosure
         Exhibit F        - Conditions Precedent to Initial Disbursement

4.       Execution and Delivery of Revolving Note - $4,500,000.00

5.       Execution and Delivery of Commercial Letter of Credit Reimbursement
         Agreement

6.       Execution and Delivery of Lockbox Agreement

7.       Execution and Delivery of Loan Expense and Disbursement Statement

8. Execution and Delivery of UCC-3 Amendments changing Short's name from Clyde A. Short Company to CA Short Company

         a.      Secretary of State of Ohio (#AB72233)
         b.      Franklin County, Ohio (#2667J09)
         c.      North Carolina Secretary of State (#0654468)
         d.      Cleveland County, North Carolina Register of Deeds (#090-0382)
         e. Cleveland County, North Carolina Register of Deeds (#090-0387) (Fixture)
         f.      Cleveland County, North Carolina Register of Deeds (#921121)
                 (Fixture)

9. Execution and Delivery of New UCC-1 Financing Statements for Short - Personal Property

         a.      Secretary of State of Ohio
         b.      Franklin County, Ohio
         c.      North Carolina Secretary of State
         d.      Cleveland County, North Carolina Register of Deeds

9a. Execution and Delivery of UCC-1 Financing Statements for Short - Personal Property -- Pages, Inc. as Secured Party, assigned to HNB

         a.      Secretary of State of Ohio
         b.      Franklin County, Ohio
         c.      North Carolina Secretary of State
         d.      Cleveland County, North Carolina Register of Deeds

10.      Execution and Delivery of New UCC-1 Fixture Financing Statements for
         Short

         a. Cleveland County, North Carolina Register of Deeds (two locations)

10a. Execution and Delivery of New UCC-1 Fixture Financing Statements for Short -- Pages, Inc. as Secured Party, assigned to HNB

         a. Cleveland County, North Carolina Register of Deeds (two locations)

11. Execution and Delivery of Landlord's Waivers or Bailee's Waivers for locations in which Short leases real estate or stores inventory (None)

12.      Execution and Delivery of Open-End Deed of Trust and Security
         Agreement

13.      Execution and Delivery of Borrower's Affidavit

14.      Execution and Delivery of Mortgage Releases as indicated by title work

15. Execution and Delivery of Debt Subordination and Intercreditor Agreement by Pages, Inc.

16.      Delivery of original subordinated promissory note with legend

17.      Execution and Delivery of Transaction Validity Agreement - S. Robert
         Davis

18. Delivery of Mortgagee's Title Insurance Commitment and Final Title Policy in an amount not less than $2,700,000.00 with Revolving Endorsement

19.      Delivery of Title Affidavits as required by title insurance company

20. Delivery of Insurance Endorsement for Cleveland County real estate naming HNB as additional insured, loss payee and mortgagee for property (May be combined with number 27 below)

21. Execution and Delivery of Opinion of Counsel to Borrower and certificate to counsel attached

22.      Execution and Delivery of Local Counsel Opinion to Borrower (North
         Carolina)

23.      Execution and Delivery of Accountant's Reliance Letter

24. Delivery of Judgment, tax lien and pending litigation searches on Short

         a.      Cleveland County, NC

25.      Delivery of UCC lien searches on Short

         a.      Ohio Secretary of State
         b.      Franklin County, Ohio Recorder
         c.      North Carolina Secretary of State
         d.      Cleveland County, NC Register of Deeds

26. Execution and Delivery of Termination Statements as indicated by UCC lien searches

27. Delivery of Loss Payable and Additional Insured Insurance Endorsements for personal property, real property, and liability insurance naming HNB as additional insured, mortgagee and loss payee

28. Delivery of Certificates of Insurance for personal property, real property and liability insurance naming HNB as additional insured, mortgagee and loss payee

29. Delivery of Copies of personal property and real property insurance policies naming HNB as additional insured, mortgagee and loss payee

30.      Delivery of Form 10

31.      Delivery of Executed Fairness Opinion - with consent for HNB Reliance

32.      Delivery of 3-years Projections for Pages and subsidiaries

33. Delivery of Executed Deliotte & Touche Analysis/Opinion regarding Subordinated Debt

34.      Delivery of Executed Distribution Agreement

35.      Delivery of Evidence of Effectiveness of Form 10 by SEC

36.      Delivery of No Action Letter by SEC or Supplemental Evidence of Same

37.      Delivery of Evidence of appropriate D & O Insurance